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                                                                    Exhibit 23.2



The Board of Directors
Ansoft Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of Ansoft Corporation filed this date, of our report dated May 27, 1998, relating to the consolidated balance sheets of Ansoft Corporation and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, and all related schedules, which report appears in the annual report on Form 10-K of Ansoft Corporation for the fiscal year ended April 30, 1998.

                                   KPMG PEAT MARWICK LLP

Pittsburgh, Pennsylvania
July 29, 1998